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Exhibit 3.1

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 05:00 PM 03/11/2003 030163885 - 3632828

CERTIFICATE OF FORMATION
OF
MSW ENERGY HOLDINGS LLC

        This Certificate of Formation of MSW Energy Holdings LLC (the "LLC") is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et.seq.).

        FIRST: The name of the limited liability company formed hereby is:

MSW Energy Holdings LLC

        SECOND: The address of the registered office of the LLC in the State of Delaware and the name and address of the registered agent for service of process on the LLC in the State of Delaware are: c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle.

        THIRD: This Certificate of Formation shall be effective on the date of filing.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 6 day of March, 2003.

By:	/s/ BENJAMIN SILBERT Name: Benjamin Silbert Title: Authorized Person

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CERTIFICATE OF FORMATION OF MSW ENERGY HOLDINGS LLC